Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on March 15, 2018, by and between Zapata Computing, Inc., a Delaware corporation (the “Company”), and Christopher Savoie (“Executive”).

RECITALS

WHEREAS, the Company desires to retain and employ Executive as its Chief Executive Officer on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Executive desires to be retained and employed by the Company as its Chief Executive Officer on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Employment. The Company shall employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on February 1, 2018 (the “Commencement Date”) and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Board of Directors (the “Board”) of the Company to expand or limit such duties, responsibilities, functions and authority. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company which are consistent with Executive’s position, as the Board may from time to time direct.

(b) Executive shall report to the Board, and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s general employment policies and practices, as they may be amended from time to time; provided, that when the terms of this Agreement conflict with such general employment policies or practices, this Agreement shall control. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation that interfere with Executive’s employment or with his performance as Chief Executive Officer of the Company; provided, that Executive may serve on charitable, civic and cultural boards and/or otherwise devote time to such endeavors, in each case, so long as such activities or assistance do not interfere with Executive’s obligations under this Agreement. It is understood that Executive shall undertake such business travel as reasonably required by the Company to perform his duties and responsibilities.

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(c) The parties acknowledge that Executive is currently serving as a Board member of the Company. Executive shall continue to serve on the Board for so long as he serves as Chief Executive Officer of the Company. Executive shall be automatically, and without any further action by the Company, the Board or the Company’s stockholders, be removed from the Board in the event Executive’s employment with the Company terminates or Executive ceases to serve as the Company’s Chief Executive Officer, in each case for any reason whatsoever.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base gross salary (the “Base Salary”) shall be One Hundred Sixty Five Thousand Dollars ($165,000) per annum. The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to paid holidays and paid vacation, and other employee benefit programs for which senior officers of the Company and its Subsidiaries are generally eligible. Executive’s accrual and use of vacation shall otherwise be pursuant to the Company’s vacation policy as in effect from time to time for senior executives of the Company.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable and documented business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be eligible to receive in respect of each fiscal year beginning in fiscal year 2018 (which fiscal years have a December month end) during the Employment Period, subject to his continued employment through the last day of each such fiscal year, a bonus (the “Bonus”) with an annual target amount of One Hundred Thousand Dollars ($100,000) (which shall be pro-rated for fiscal year 2018), based upon performance targets to be established annually by and to be awarded by the Board in its sole discretion. In order to agree with Code Section 409A (as defined in Section 20 below), it is agreed that all Bonus amounts shall be paid in the calendar year immediately following the calendar year to which such Bonus relates.

(d) All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4. At-Will Employment.

(a) The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and, accordingly, each of the Company and Executive may terminate this Agreement and the Employment Period at any time for any reason or for no reason. In addition, this Agreement and the Employment Period shall terminate automatically if Executive dies or become Disabled. Executive will be “Disabled” only if, as a result of his incapacity due to physical or

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mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans or, if no such plan is in effect, if Executive is considered disabled under Code Section 409A(a)(2)(c) and the regulations issued thereunder. Executive acknowledges and agrees that nothing in this Agreement shall confer upon the Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Executive’s right or the Company’s right to terminate the Executive’s employment at any time, with or without cause.

(b) In the event Executive voluntarily resigns (other than for Good Reason, as defined below), Executive must give the Company at least thirty (30) days’ prior written notice to that effect; provided, however, that if Executive delivers to the Company a resignation notice for any reason, the Company shall have the right (but not an obligation), by written notice to Executive, to waive the prior notice period, or any part thereof, and accept Executive’s resignation effective as of any date prior to the resignation date set forth in Executive’s notice to the Company, in which case this Agreement and the Employment Period shall terminate on the termination date specified in the Company’s notice, but shall continue to be deemed a voluntary termination by Executive.

(c) If the Employment Period is terminated for any reason, Executive shall be entitled to receive his Base Salary through the date of such termination (the “Termination Date”), any accrued but unused vacation, and unreimbursed business expenses that were incurred prior to the Termination Date and are reimbursable in accordance with Section 3(b), subject to the Company’s requirements with respect to reporting and documentation of such expenses (the “Accrued Compensation”).

(d) Except as otherwise expressly provided in this Section 4 and Section 5 below, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company after the termination or expiration of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination or expiration of the Employment Period or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than those expressly required under applicable law. All such salary, bonuses, employee benefits or compensation shall be deemed unearned and all conditions for any right to receive such payments shall be deemed unsatisfied.

5. Severance.

(a) Notwithstanding the at-will employment and relationship between the Company and Executive, if the Company terminates Executive’s employment with the Company without “Cause” (as defined below) (other than termination because of Executive’s death or Disability), or if Executive voluntarily resigns from employment with the Company for “Good Reason” (as defined below) (each an “Involuntary Termination”), and in either case (A) Executive signs and delivers to the Company a general release of claims against the Company and its affiliates, in customary form and substance reasonably required by the Company (the “Release”), within the period of time specified in a written notice from the Company to Executive (which may not be shorter than the period required by applicable law, if any), and (B) if Executive has a right under applicable law to revoke such Release, Executive does not revoke the Release, then, within seven (7) business days after Executive signs and delivers the Release to the Company, or within seven (7) business days after the date on which the Release may no longer be revoked by Executive, if later, Executive shall be entitled only to the following:

(i) Executive’s Base Salary, at the rate then in effect and payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for a period of six (6) months following the Termination Date (the “Severance Period”).

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(ii) To the extent that Executive or any of his dependents may be covered under the terms of any medical plans of the Company immediately prior to the Termination Date, the Company will pay Executive, in a lump sum, the premiums to be paid for the continuation of such benefits for Executive and those dependents for the same or equivalent coverages through the end of the Severance Period, including but not limited to premium payments under The Consolidated Omnibus Budget Reconciliation Act (COBRA), subject to the Affordable Care Act. The Company is under no obligation to provide reimbursement for special coverages for Executive that would not be covered by the medical plans applicable to the Company’s executives generally. The payment to Executive pursuant to this paragraph shall be reduced by the amount equal to the contributions required from other Company executives for equivalent coverages under the Company’s medical plans.

(iii) Certain acceleration of the vesting of Executive’s restricted stock, pursuant to and in accordance with the Restricted Stock Purchase Agreement between the Company and Executive (as amended from time to time, the “Stock Purchase Agreement”).

For the removal of doubt, in the event that Executive terminates his employment without Good Reason, or the Company terminates Executive’s employment for Cause, Executive shall only be entitled only to Accrued Compensation.

(b) As used herein, “Cause” shall mean: (i) Executive’s commission of an act of dishonesty, fraud, or other act of moral turpitude, which has a material impact on the Company or its assets (including, without limitation, theft or embezzlement of Company funds or assets); (ii) Executive’s willful commission of any action with the intent to injure the Company, its business or its assets; (iii) Executive is indicted for any felony or other crime, other than minor traffic violations; (iv) Executive violates any material directive, policy, standard or instruction of the Company with respect to the operation of the Company’s business, which causes the Company material damage; (v) Executive fails to obey any reasonable direction of the Board, which is not illegal; (vi) Executive’s willful noncompliance in any material respect with any laws or regulations, foreign or domestic, in the operation of Company’s business; (vii) Executive’s material breach of any of his material obligations pursuant to this Agreement or any other agreement to which both the Company and Executive are parties (other than to the extent such breach is addressed by clause (viii) of this definition); or (viii) Executive’s willful and material breach of any of his obligations pursuant to this Agreement, the NDA (as defined below), or any other agreement between the Company and Executive, with respect to confidentiality, publicity, assignment of inventions or non-competition and non-solicitation; provided, however, that with respect to the circumstances described in clauses (iv), (v), (vii) and (viii) of this definition, a termination by reason of any of such circumstances shall be deemed to be for Cause only if such circumstances are not cured (if curable) by Executive in all material respects within thirty (30) days following written notice thereof to Executive, which notice shall identify in reasonable detail the facts that lead the Company to believe that such circumstances exist, and shall give Executive an opportunity to respond; and provided further, that after the Company delivers such notice, the Company shall not be obligated to deliver further notices with respect to, or give Executive an opportunity to cure more than once, the same set of circumstances.

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(c) As used herein, resignation for “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s written consent: (i) the reduction of Executive’s duties, responsibilities, authority or title (including, but not limited to, Executive’s direct reporting relationship to the Company’s Board of Directors); (ii) a reduction of Base Salary, unless such a reduction is part of, and proportionate to, an across the board reduction in the base salary of all Company executives; (iii) a material change in the geographic location at which Executive must perform services (in other words, relocation of Executive’s principal place of employment to a facility that is more than twenty (20) miles from his work location immediately prior to such change); or (iv) a material breach of this Agreement by the Company. Executive agrees that resignation shall not be deemed for “Good Reason” unless Executive first (A) provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of Executive’s initial knowledge or discovery of the grounds for “Good Reason” and (B) the Company fails to remedy such acts or omissions within thirty (30) days following the date of delivery to the Company of such notice. For the avoidance of doubt, a change in control of the Company shall not, by itself, give rise to Good Reason, unless it is accompanied by one or more of the occurrences above; provided, however, that any reduction of Executive’s duties, responsibilities or authority, shall not be a basis to Good Reason if it occurs in connection with a change of control of the Company. Notwithstanding the foregoing, Executive agrees that (x) no fact in existence as of the date he executes this Agreement or occurrence prior to such date shall constitute or give rise to Good Reason (provided that nothing in this clause shall bar a claim of “Good Reason” that is based solely on events occurring after the date of this Agreement which in and of themselves constitute “Good Reason”), and (y) no occurrence noted above will constitute or give rise to Good Reason to the extent that it is required by applicable state or federal law.

6. Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement. Simultaneously with the execution and delivery of this Agreement, Executive is executing and delivering to the Company a Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (the “NDA”).

7. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement and the NDA by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity except as disclosed in writing to the Company prior to the date hereof, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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8. Survival. To the extent contemplated by this Agreement, the respective rights and obligations of the parties hereto, including for the avoidance of doubt the rights and obligations of the parties hereto pursuant to Sections 4 through 20 hereof, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be either (i) personally delivered, (ii) sent by reputable overnight courier service, (iii) mailed by first class mail, return receipt requested, (iv) by facsimile transmission or (v) by electronic email (provided that receipt is confirmed promptly thereafter), to the recipient at the address below indicated:

Notices to Executive:

Notices to the Company:

Zapata Computing, Inc.

501 Massachusetts Avenue,

Cambridge, Massachusetts 02139

Attention: Legal Department

Email: TBD

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

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10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement, the NDA, any director/officer indemnification agreement between the Company and Executive, and the other documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by e-mail in .pdf format), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not be assignable, transferable or delegable by Executive. Except as expressly provided in the immediately preceding sentence, Executive shall not, without the prior written consent of the Company, assign, transfer or delegate this Agreement or any of Executive’s rights or obligations hereunder.

15. Choice of Law and Forum for Disputes. This Agreement shall be governed by and all questions relating to its validity, interpretation, enforcement and performance (including, without limitation, provisions concerning limitations of actions) shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to its choice of law statutes. The parties hereto consent to the jurisdiction of the State and Federal courts located in Boston, Massachusetts as the exclusive courts of jurisdiction with respect to the interpretation or enforcement of the provisions of this Agreement.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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17. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

18. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Business at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board (and subject to any other approvals which may be required pursuant to the Company’s organizational documents), during the Employment Period, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

19. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

20. Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

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(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

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Signatures

For	Zapata Computing	For
Name	Christopher Savoie	Name	Christopher J. Savoie
Title	CEO	Title	Individual

	/s/ Christopher Savoie		/s/ Christopher Savoie
	Christopher Savoie		Christopher Savoie

	Signed on 2018-03-14 15:50:09 GMT		Signed on 2018-03-14 16:34:27 GMT

	Secured by Concord™ DocumentID: OTJIYzlyMTUtY2 SigningID: NmRjMmNhMzUtMz Signing date: 3/14/2018 IP Address: 65.122.108.210 Email: cjs@zapatacomputing.com		Secured by Concord™ DocumentID: OTJIYzlyMTUtY2 SigningID: NDcwZTI5MzYtOW Signing date: 3/14/2018 IP Address: 174.209.69.151 Email: savoiecj@gmail.com